Exhibit 99.1

Ascendant Digital Acquisition Corp. Shareholders Approve Business Combination with

MarketWise, LLC

MarketWise Expected to Begin Trading on Nasdaq Under Ticker “MKTW” on July 22, 2021

NEW YORK, New York – July 20, 2021 – Ascendant Digital Acquisition Corp. (NYSE: ACND) (“Ascendant” or the “Company”) today announced that Ascendant’s shareholders have approved all proposals related to its previously announced business combination with MarketWise, LLC (“MarketWise”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors.

Approximately 85.5% of the votes cast at the extraordinary general meeting of Ascendant’s shareholders held today voted to approve the business combination with MarketWise. The formal results of the vote will be included on a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

Mark Gerhard, CEO of Ascendant, commented, “We are delighted with the overwhelming shareholder support voting to approve the business combination and we are thankful to our public shareholders for their trust in this extraordinary company. We take it as both our mission and passion to drive exceptional shareholder returns in the months and years to come.”

The closing of the business combination is anticipated to take place on July 21, 2021, subject to the satisfaction of certain customary closing conditions. The combined company will be renamed MarketWise, Inc., and its common stock and warrants are expected to begin trading on The Nasdaq Stock Market under the ticker symbols “MKTW” and “MKTWW”, respectively, on July 22, 2021.

About Ascendant Digital Acquisition Corp.

Ascendant Digital Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Ascendant is focusing on businesses that operate within the “Attention Economy,” which includes various converging sectors, such as linear and interactive digital content, entertainment, film/television/streaming, music, comics, board games, books, esports, live events and other forms of direct to consumer services and enabling technologies.

About MarketWise

Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.

With more than 20 years of operating experience, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 160 products, and serving a community of more than 10 million free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-consumer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and its vision is to become the leading financial wellness solutions platform for self-directed investors.

Contacts

MarketWise Investor Relations Contact

Shannon Devine / Jamie Lillis

Solebury Trout

(800) 290-4113

ir@marketwise.com

MarketWise Media Contact

Email: media@marketwise.com

Ascendant Investor Relations Contact

Cody Slach

Gateway Group

(949) 574-3860

ACND@gatewayir.com